CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Baron ETF Trust of our report dated February 27, 2026, relating to the financial statements and financial highlights of Baron Financials ETF, Baron First Principles ETF, Baron Global Durable Advantage ETF, Baron SMID Cap ETF and Baron Technology ETF, which appears in Baron ETF Trust’s Certified Shareholder Report on Form N-CSR for the year/period ended December 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 4, 2026